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                                                                    EXHIBIT 99.1


October 28, 2002


Dear Shareholder,


It was just over a year ago that I advised you of the continuing activities of our Capital Finance Committee and the delays in executing Global Preferred's capital raising plans in light of the September 11 tragedies. Since that time we undertook the process of an initial public offering (IPO) of our stock. However, primarily as the result of stock market conditions and the performance of the stocks of some of the other companies in our market sector, it is with disappointment that I am writing to inform you of our decision to withdraw our registration statement and terminate Global Preferred's IPO.


We continue to be optimistic about Global Preferred's long-term financial performance and business opportunities. We believe that withdrawing our registration will assist us in pursuing alternative strategies to enhance shareholder value.


Following, I have provided further detail of our activities and actions for your review.

                                   *   *   *   *   *


As you may recall, the Capital Finance Committee's scope of responsibility is to oversee the progress and activities of Global Preferred regarding the exploration of various equity financing options and other alternative strategic transactions for the company. Strategic options, which the Committee considered, included:


         -        Common Equity Offering - Public or Private;

         -        Preferred Equity Offering - Public or Private;

         -        Other Financing Options (e.g., Debt or Financial Reinsurance);
                  and


         - Additional Strategic Alternatives (e.g., Sale of Business In Force, Merger or Sale of Company).


After evaluating these options and Global Preferred's uses of capital, we began the process of an initial public offering (IPO) of our common stock. Unfortunately, stock market conditions deteriorated significantly during the registration process, and the Capital Finance Committee believed completion of the IPO would not have accurately reflected the value of Global Preferred and its business opportunities. As illustrated in Chart 1, you can see the volatility of the stock market indices in the weeks prior to our decision to postpone Global Preferred's IPO in May. However, we chose to maintain an active registration with a view to resuming Global Preferred's IPO if market conditions improved.


                                   [CHART 1]

[Line graph showing daily changes in stock market indices over period from 4/22/02 through 5/10/02. Y axis indicates points ranging from -250 to +350 X axis represents dates marked from 4-22-02 through 5/7/02. S&P 500 represented by bold solid line. NASDAQ represented by broken line. DJIA represented by solid line].


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Since we had not withdrawn Global Preferred's registration, we were very limited in the types of alternative equity raising activities we could pursue. By example, we could only discuss investment opportunities with very large institutional investors that meet certain criteria defined by the Securities Act of 1933(1). Accordingly, we sought to attract an investment in Global Preferred from these institutions that could also benefit from our business strategy. The purpose of seeking interest from such investors was to (a) secure an investment at a favorable valuation and, at the same time, (b) expand our business opportunities.

While many of these prospective investors indicated they liked our business strategy and opportunities, many concluded that a minority investment in Global Preferred was not practical due to the continuing deterioration of the equity markets and their belief that it may be some time before we could complete our IPO. Through October 7 of this year:


         - There have been 57 IPOs, many of which occurred early in the year. This compares to 53 over the same period in 2001, and 318 over the same period in 2000.

         - There were no IPOs during the month of September. This is meaningful considering September is often a very active period.


         - In general, equity offerings in the insurance industry are down significantly.


                                   [CHART 2]

[Line graph showing market performance of market indices over period from 5/14/02 through 10/3/02 for S&P 500, NASDAQ and Life Reinsurer Index. Y axis indicates % change ranging from -50% to +10%. X axis indicates dates marked monthly from 5/13/02 to 9/13/02. Life Reinsurer Index represented by solid line. S&P 500 represented by bold solid line. NASDAQ represented by broken line].

In addition to the deterioration of the stock markets in general, there has been even greater deterioration in the stock market performance of other life reinsurance companies. This can be seen in Chart 2, which illustrates performance of these indices following our decision to postpone Global Preferred's IPO. Although the business profile and financial performance of Global Preferred may be materially different from other life reinsurers, institutional investors may use these companies as comparables when evaluating Global Preferred because of their established market value.


Considering the continuing weak stock market and the disappointing performance of other life reinsurers, it is uncertain when we would be able to complete an IPO of our stock and maintain the value of your stock in the trading markets. Based on discussions with our financial advisors, we do not anticipate any opportunity for a Global Preferred IPO in the foreseeable future.

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(1)      "Qualified Institutional Buyers", as defined in Rule 144A under the
         Securities Act of 1933, as amended (the "1933 Act") and a limited number institutions that are accredited investors, as defined in Rule 501(a) under the 1933 Act, in a manner exempt from registration under the 1933 Act.
(2) Life reinsurer index includes Annuity Life & Re Holdings, Reinsurance Group of America, and Scottish Life & Annuity Holdings.


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In spite of the weak equity markets, we continue to be optimistic about Global
Preferred's financial performance and business opportunities. Accordingly, we have chosen to withdraw our registration statement and terminate the offering so that we may pursue a broader array of financing alternatives to strengthen the value of the company for your benefit. Please note that the withdrawal of the registration statement will not prevent Global Preferred from filing another registration statement in the future.


We are deeply disappointed by these events, since it is a clear goal of Global Preferred to develop an efficient market for its stock; we view the development of an efficient public market for our common stock as a way of providing liquidity for the benefit of our shareholders. However, seeking liquidity in an equity market that is not receptive could seriously erode your stock value.

                                   [CHART 3]

[Line graph showing percentage growth in GPH's book value compared to change in stock market indices over period from 3/31/00 through 10/4/02 (6/30/02 for GPH) Y axis indicates % of change ranging from -100% to +60%. X axis indicates dates marked quarterly from 3/31/00 through 9/30/02].

While we believe developing an efficient market for your stock is important, we are also focused on maximizing shareholder value. Chart 3 compares Global Preferred's book value (which we believe has historically been a mark of shareholder value) to the change in the equity markets. As can be seen on Chart 3, assuming the book value of our stock is a reasonable proxy for its market value, the growth of the book value of our stock has significantly exceeded performance of the noted indices over the period shown.


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In closing, I wish to express appreciation for your continued patience and support. We will continue to evaluate various options for enhancing the value of your investment, with emphasis on creating greater liquidity in your stock.


Sincerely,


/s/ Ed McKernan

Ed McKernan
President and CEO


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